                       AGREEMENT OF REORGANIZATION AND MERGER

                                       AMONG

                            FIRST MERCHANTS CORPORATION,

                             PENDLETON BANKING COMPANY

                                        AND

                              ANDERSON COMMUNITY BANK



     THIS AGREEMENT OF REORGANIZATION AND MERGER (the "Agreement"), is entered this 27th day of October, 1998, by and among FIRST MERCHANTS CORPORATION ("First Merchants"), PENDLETON BANKING COMPANY ("Pendleton"), and ANDERSON COMMUNITY BANK ("Anderson").

                                W I T N E S S E T H:

     WHEREAS, First Merchants is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana;

     WHEREAS, Pendleton is a state bank duly organized and existing under the laws of the State of Indiana and a wholly-owned subsidiary of First Merchants with its principal banking office in Pendleton, Madison County, Indiana;

     WHEREAS, Anderson is a state bank duly organized and existing under the laws of the State of Indiana with its principal banking office in Anderson, Madison County, Indiana;

     WHEREAS, it is the desire of First Merchants, Pendleton and Anderson to effect a statutory merger of Anderson with and into Pendleton under the name of "The Madison Community Bank"; and

     WHEREAS, a majority of the entire Board of Directors of First Merchants and Pendleton and a majority of the entire Board of Directors of Anderson have approved this Agreement, designated it as a plan of reorganization within the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and authorized its execution.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants, Pendleton, and Anderson hereby make this Agreement

                                     Ex. 10(h)-1
and prescribe the terms and conditions of the merger of Anderson with and into Pendleton and the mode of carrying the transaction into effect as follows:

                                     SECTION 1
                                     THE MERGER

     1.01. MERGER. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Anderson shall be merged with and into Pendleton, under the Articles of Incorporation of Pendleton, and Pendleton shall be the "Continuing Bank" which shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Financial Institutions Act and particularly Indiana Code Chapter 28-1-7 (the "Merger").

     1.02. RIGHT TO REVISE MERGER. First Merchants and Pendleton may, at any time, change the method of effecting the Merger if and to the extent First Merchants and Pendleton deem such change to be desirable; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Anderson specified in Section 3 hereof as a result of the Merger, (ii) adversely affect the tax treatment to the shareholders of Anderson, or (iii) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

                                     SECTION 2
                                EFFECT OF THE MERGER

     Upon the Merger becoming effective:

     2.01. GENERAL DESCRIPTION. The separate existence of Anderson shall cease and the Continuing Bank shall possess all of the assets of Anderson including all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties and liabilities of Anderson.

     2.02. NAME AND OFFICES. Subject to regulatory approval, the name of the Continuing Bank shall be changed to be "The Madison Community Bank," with 19 West 10th Street being the principal office of the Continuing Bank. After the Effective Date, all offices of Pendleton and Anderson shall be operated as branches of the Continuing Bank except for the principal office of the Continuing Bank.

     2.03. DIRECTORS OF THE CONTINUING BANK. The Board of Directors of the Continuing Bank, until such time as their successors are elected and qualified, shall consist of all of the current members of the Board of Directors of Anderson and the Board of Directors of Pendleton who desire to serve on the Board of Directors of the Continuing Bank; provided, however, that all such directors of the Continuing Bank shall be subject to First Merchants' policy of mandatory retirement at age seventy (70); provided, further, that the policy of mandatory retirement shall not apply to any of Anderson's current directors until twelve (12) months after the Effective Date. Any members of the Board of Directors of the Continuing

                                     Ex. 10(h)-2

Bank subject to such mandatory retirement policy may be designated by the Continuing Bank's Board of Directors as directors emeritus to serve in an advisory non-voting capacity and to attend meetings of the Continuing Bank's Board of Directors. The Chairman of the Board of Directors of Anderson shall serve as the Chairman of the Board of Directors of the Continuing Bank and the Chairman of the Board of Directors of Pendleton shall serve as the Vice-Chairman of the Board of Directors of the Continuing Bank, until such time as their successors are elected and qualified.

     2.04. OFFICERS OF THE CONTINUING BANK. The officers of Pendleton and Anderson immediately prior to the Effective Date shall continue as officers of the Continuing Bank until such time as their successors are elected and qualified; provided, however, that the current President of Anderson, Michael L. Baker, shall serve as the President and Chief Executive Officer of the Continuing Bank until such time as his successor is elected and qualified.

     2.05.  ARTICLES OF INCORPORATION AND BYLAWS.  The Articles of
Incorporation and Bylaws of the Continuing Bank shall be those of Pendleton immediately prior to the Effective Date until the same shall be further amended as provided by law. The Bylaws of Pendleton in effect immediately prior to the Effective Date shall be amended as of the Effective Date (i) to increase the size of the Board of Directors consistent with Section 2.03, (ii) to provide for directors emeritus consistent with Section 2.03, and (iii) to change the name of the Continuing Bank pursuant to Section 2.02.

     2.06. ASSETS AND LIABILITIES. The title to all assets, real estate and other property owned by Pendleton and Anderson shall vest in the Continuing Bank without reversion or impairment. All liabilities of Pendleton and Anderson shall be assumed by the Continuing Bank.

     2.07. ADDITIONAL ACTIONS. If, at any time after the Effective Date, the Continuing Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Bank its right, title or interest in, to or under any of the rights, properties or assets of Anderson, or (b) otherwise carry out the purposes of this Agreement, Anderson and its officers and directors shall be deemed to have granted to the Continuing Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Bank, and the officers and directors of the Continuing Bank are authorized in the name of Anderson or otherwise to take any and all such action.

                                     Ex. 10(h)-3

                                     SECTION 3
                                CONSIDERATION TO BE
                      DISTRIBUTED TO SHAREHOLDERS OF ANDERSON

     3.01. CONSIDERATION. Upon and by reason of the Merger becoming effective, the shareholders of Anderson of record on the Effective Date who have not dissented to the Merger in accordance with Indiana Code Section 28-1-7-21, as amended, shall be entitled to receive 1.38 shares of First Merchants common stock for each share of Anderson common stock held (the "Conversion Ratio").

     3.02. NO FRACTIONAL FIRST MERCHANTS COMMON SHARES. Certificates for fractional shares of common stock of First Merchants shall not be issued in respect of fractional interests arising from the Conversion Ratio. Each Anderson shareholder who would otherwise have been entitled to a fraction of a First Merchants share, upon surrender of all of his/her certificates representing Anderson common shares, shall be paid in cash (without interest) in an amount equal to the fraction of the average of the closing price of First Merchants common stock as quoted by the NASDAQ National Market System for the five (5) business days preceding the Effective Date. No such shareholder of Anderson shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.03. RECAPITALIZATION. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the number of shares of First Merchants common stock into which each outstanding Anderson share will be converted under Section 3.01 hereof shall be adjusted so that each Anderson shareholder shall receive such number of First Merchants shares as represents the same percentage of outstanding shares of First Merchants common stock at the Effective Date as would have been represented by the number of shares such shareholder would have received if the recapitalization had not occurred.

     3.04.  DISTRIBUTION OF FIRST MERCHANTS COMMON STOCK AND CASH.

            (a) Each share of common stock of Pendleton outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger, except that such shares shall be converted into shares of the Continuing Bank.

            (b) Following the Effective Date, distribution of stock certificates representing First Merchants common stock and cash payments for fractional shares shall be made by First Merchants to each former shareholder of Anderson within ten (10) days of such shareholder's delivery of his/her certificates representing common stock of Anderson to the conversion agent, First Merchants Bank (the "Conversion Agent"). Certificates surrendered for exchange by a person who is deemed to be an "affiliate" (as defined in Section 7.06 hereof) of Anderson shall not be exchanged until First Merchants has received a written agreement from such affiliate as required pursuant to Section 7.06 hereof. Interest shall not accrue or be payable with respect to any cash payments.

                                     Ex. 10(h)-4

            (c) Following the Effective Date, stock certificates representing Anderson common stock shall be deemed to evidence only the right to receive ownership of First Merchants common stock (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on stock of First Merchants shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered his/her certificates for Anderson common stock to the Conversion Agent in exchange for certificates representing First Merchants common stock and cash. Upon surrender, there shall be paid to the recordholder of the new certificate(s) evidencing shares of First Merchants common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

            (d) At or after the Effective Date, there shall be no transfers on the stock transfer books of Anderson of any shares of the common stock of Anderson. If, after the Effective Date, certificates are presented for transfer to Anderson, such certificates shall be cancelled and exchanged for the consideration set forth in Section 3.01 hereof, as adjusted pursuant to the terms of this Agreement.

            (e) First Merchants shall be entitled to rely upon the stock transfer books of Anderson to establish the persons entitled to receive cash and shares of common stock of First Merchants, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

            (f) With respect to any certificate for shares of Anderson common stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue common stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Anderson shareholder with all procedures historically required by Anderson in connection with lost, stolen, or destroyed certificates.

                                     SECTION 4
                              DISSENTING SHAREHOLDERS

     If any holders of Anderson common stock perfect their dissenters' rights in accordance with Indiana Code Section 28-1-7-21, as amended, any issued and outstanding shares of Anderson common stock held by such dissenting holders shall not be converted as described in Section 3 but shall from and after the Effective Date represent the right to receive such consideration as may be accorded to dissenting shareholders under Indiana Code Section 28-1-7-21, as amended.

                                     Ex. 10(h)-5

                                     SECTION 5
                                REPRESENTATIONS AND
                               WARRANTIES OF ANDERSON

     Anderson represents and warrants to First Merchants and Pendleton as follows: (For the purposes of this Section, a "Disclosure Letter" is defined as a letter referencing Section 5 of this Agreement which shall be prepared and executed by an authorized executive officer of Anderson and delivered to and initialed by an authorized executive officer of each of First Merchants and Pendleton contemporaneous with the execution of this Agreement.)

     5.01. ORGANIZATION AND AUTHORITY. Anderson is a state bank duly organized and validly existing under the laws of the State of Indiana. Anderson has the power and authority (corporate and other) to conduct its business in the manner and by the means utilized as of the date hereof. Anderson has no subsidiaries. Anderson is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation.

     5.02.  AUTHORIZATION.

            (a) Anderson has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Anderson, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

            (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Anderson's Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment, to which Anderson is subject or bound, the result of which would materially affect the business or financial condition of Anderson; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Anderson; (iv) terminate or give any person, corporation or entity, the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment to which Anderson is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Anderson is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment.

            (c) Other than in connection or in compliance with the provisions of applicable federal and state securities laws and applicable Indiana and federal banking

                                     Ex. 10(h)-6
     and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Anderson of the transactions contemplated by this Agreement.

     5.03.  CAPITALIZATION.

            (a) As of June 30, 1998, Anderson had 2,000,000 shares of common stock authorized, $1.00 par value per share, 589,784 shares of which were issued and outstanding. Such issued and outstanding shares of Anderson common stock have been duly and validly authorized by all necessary corporate action of Anderson, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Except as disclosed pursuant to Section 5.03(b) below, Anderson has no intention or obligation to authorize or issue additional shares of its common stock. Anderson has not authorized the issuance of any other class of stock. As of June 30, 1998, Anderson had total capital of $6,988,299, which consisted of common stock of $589,784, additional capital of $5,199,554, retained earnings of $1,186,990 and unrealized gain on securities of $11,901.

            (b) Except as set forth in the Disclosure Letter, there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Anderson by which Anderson is or may become bound. Anderson has no outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

            (c) Except as set forth in the Disclosure Letter, no person or entity beneficially owns 5% or more of Anderson's outstanding shares of common stock.

            (d) Anderson has not taken or agreed to take any action nor has any knowledge of any fact or circumstance and Anderson will not take any action that would prevent the Merger from qualifying for pooling-of-interests accounting treatment.

     5.04. ORGANIZATIONAL DOCUMENTS. The Articles of Incorporation and By-Laws of Anderson have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Anderson in effect as of the date of this Agreement.

     5.05. COMPLIANCE WITH LAW. Anderson has not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Anderson could result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially affect the business, prospects, condition (financial or otherwise) or results of operations of Anderson. Anderson possesses all licenses, franchises, permits and other authorizations necessary for the continued conduct of its business without material interference or interruption and such licenses, franchises, permits and authorizations

                                     Ex. 10(h)-7
shall be transferred to the Continuing Bank on the Effective Date without any restrictions or limitations thereon or the need to obtain any consents of third parties. All agreements and understandings with, and all orders and directives of, all regulatory agencies or government authorities with respect to the business or operations of Anderson, including all correspondence, communications and commitments related thereto, are set forth in the Disclosure Letter. Anderson has received no inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder.

     5.06. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Anderson to First Merchants in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by Anderson with respect to its business, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5.07. LITIGATION AND PENDING PROCEEDINGS. Except as set forth in the Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of Anderson threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Anderson have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting Anderson or its business, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the rescission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Anderson as a result of an examination by any regulatory agency or body.

     5.08.  FINANCIAL STATEMENTS.

            (a) Anderson's balance sheets as of the end of the two fiscal years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and the related statements of income, shareholders' equity and cash flows for the years or period then ended (hereinafter collectively referred to as the "Financial Information") present fairly the financial condition or position of Anderson as of the respective dates thereof and the results of operations of Anderson for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

            (b) All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 1998, (i) have been made for good, valuable and

                                     Ex. 10(h)-8
     adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are genuine and what they purport to be; and (iv) to the extent that Anderson has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming Anderson as the secured party or mortgagee.

     5.09. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general or as set forth in the Disclosure Letter, since June 30, 1998, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or, to the knowledge of Anderson, can reasonably be expected to occur, which materially adversely affect Anderson's business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, Anderson's business to be conducted in a materially less profitable manner than prior to June 30, 1998.

     5.10. ABSENCE OF UNDISCLOSED LIABILITIES. Anderson is not a party to any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually exceeds $10,000 per year or which may not be terminated within one year from the date of this Agreement, except as set forth in the Disclosure Letter and except for unfunded loan commitments made in the ordinary course of Anderson's business consistent with past practices, nor to the knowledge of Anderson does there exist any circumstances resulting from transactions effected or to be effected or events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in any such agreement, contract, obligation, commitment, arrangement, liability, lease or license.

     5.11.  TITLE TO ASSETS.

            (a) Except as set forth in the Disclosure Letter, Anderson has good and marketable title to all personal property reflected in the June 30, 1998 Financial Information, good and marketable title to all other properties and assets which Anderson purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Anderson's business, and good and marketable title to all property and assets acquired since June 30, 1998, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature.

            (b) All furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property owned or used by Anderson, including any such items leased as a lessee, are in good working order and free of known defects, subject only to normal wear and tear. The operation by Anderson of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority having jurisdiction over such use.

                                     Ex. 10(h)-9

     5.12.  LOANS AND INVESTMENTS.

            (a) Except as set forth in the Disclosure Letter, there is no loan of Anderson in excess of $10,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of Anderson in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. Anderson's loan watch list and all loans in excess of $10,000 that Anderson's management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Disclosure Letter.

            (b) Each of the reserves and allowances for possible loan losses and the carrying value for real estate owned which are shown on the Financial Information is, in the opinion of Anderson, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such Financial Information.

            (c) Except as set forth in the Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Anderson since June 30, 1998 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Anderson to dispose freely of such investment at any time. Except as set forth in the Disclosure Letter, Anderson is not a party to any repurchase agreements with respect to securities.

     5.13.  EMPLOYEE BENEFIT PLANS.

            (a) The Disclosure Letter contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by Anderson and covers any employee, director or former employee or director of Anderson under which Anderson has any liability. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports prepared in connection with any such plan and the current summary plan descriptions. Such plans are hereinafter referred to individually as an "Employee Plan" and collectively as the "Employee Plans." The Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified in the list referred to above.

            (b) The Employee Plans comply with and have been operated in accordance with all applicable laws, regulations, rulings and other requirements the breach or violation of which could materially affect Anderson or an Employee Plan. Each Employee Plan has been administered in substantial conformance with such

                                     Ex. 10(h)-10
     requirements and all reports and information required with respect to each Employee Plan has been timely given.

            (c) To the knowledge of Anderson, no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no "reportable event," as defined in Section 4043(b) of ERISA, has occurred with respect to any Employee Plan. To the knowledge of Anderson, Anderson has no liability to the Pension Benefit Guaranty Corporation ("PBGC"), to the Internal Revenue Service ("IRS"), to the Department of Labor ("DOL") or to an employee or Employee Plan beneficiary under Section 502 of ERISA.

            (d) To the knowledge of Anderson, no "fiduciary," as defined in Section (3)(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA.

            (e) Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been amended to comply in all material respects with the applicable requirements of the Code, including the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Revenue Reconciliation Act of 1990, the Tax Extension Act of 1991, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the Retirement Protection Act of 1994 and any rules, regulations or other requirements promulgated thereunder (the "Acts"). In addition, each such Employee Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended by the Acts and as amended by the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997, even though such Employee Plans are not yet required to be amended for such legislation. Except as set forth in the Disclosure Letter, Anderson sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan.

            (f)  No Employee Plan owns any security of Anderson.

            (g) No Employee Plan has incurred an "accumulated funding deficiency," as determined under Code Section 412 and ERISA Section 302.

            (h) No Employee Plan has been terminated or incurred a partial termination (either voluntarily or involuntarily).

            (i) No claims against an Employee Plan or Anderson, with respect to an Employee Plan, (other than normal benefit claims) have been asserted or, to the knowledge of Anderson, threatened.

                                     Ex. 10(h)-11

            (j) There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Anderson that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

            (k) No event has occurred that would cause the imposition of the tax described in Code Section 4980B. All requirements of ERISA Section 601 have been met.

            (l) The Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Anderson and (iii) covers any employee, director or former employee or director of Anderson. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

            (m) Anderson has no present and knows of no future liability in respect of post-retirement health and medical benefits for former employees or directors of Anderson.

            (n) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Anderson relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1997.

            (o) For purposes of this Section 5.13, references to Anderson are deemed to include (i) all predecessors of Anderson, (ii) any subsidiary of Anderson, (iii) all members of any controlled group (as determined under Code Section 414(b) or (c)) that includes Anderson, and (iv) all members of any affiliated service group (as determined under Code Section 414(m) or (n)) that includes Anderson.

     5.14 OBLIGATIONS TO EMPLOYEES. Except as set forth in the Disclosure Letter, all accrued obligations and liabilities of Anderson, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all

                                     Ex. 10(h)-12
pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Anderson for its current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Anderson in accordance with generally accepted accounting and actuarial principles. All obligations and liabilities of Anderson, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to its current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Anderson.

     5.15. TAXES, RETURNS AND REPORTS. Anderson has (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid in all materials respects all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Anderson's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 1998. Anderson has no or will not have any liability for taxes of any nature for or with respect to the operation of its business, including the assets of any subsidiary, from June 30, 1998 up to and including the Effective Date, except to the extent reflected on the Financial Information or on financial statements of Anderson subsequent to such date and as set forth in the Disclosure Letter. Anderson is not currently under audit by any state or federal taxing authority. Except as set forth in the Disclosure Letter, neither the federal, state, or local tax returns of Anderson have been audited by any taxing authority during the past five (5) years.

     5.16. DEPOSIT INSURANCE. The deposits of Anderson are insured by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and Anderson has paid all premiums and assessments due with respect to such deposit insurance.

     5.17. REPORTS. Since January 1, 1995, Anderson has timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Indiana Department of Financial Institutions, (ii) the FDIC, and (iii) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the "Regulatory Authorities"), having jurisdiction over the affairs of Anderson. All such reports filed by Anderson complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete and were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis. There is no unresolved violation, criticism or

                                     Ex. 10(h)-13
exception by any of the Regulatory Authorities with respect to any report or statement filed by, or any examinations of, Anderson.

     5.18. ABSENCE OF DEFAULTS. Anderson is not in violation of its charter documents or By-Laws or in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

     5.19. YEAR 2000 COMPLIANCE. To the best knowledge of Anderson, all computer software and hardware utilized by Anderson is Year 2000 compliant, which, for purposes of this Agreement, shall mean that the data outside the range 1990-1999 will be correctly processed in any level of computer hardware or software, including, but not limited to, microcode, firmware, applications programs, files and databases. All computer software used by Anderson is designed to be used prior to, during and after the calendar year 2000 A.D., and that such software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references difference centuries or more than one century.

     5.20. TAX AND REGULATORY MATTERS. Anderson has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

     5.21.  REAL PROPERTY.

            (a) The legal description of each parcel of real property owned by Anderson (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Anderson for disposition as required by law) is set forth in the Disclosure Letter under the heading of "Owned Real Property" (such real property being herein referred to as the "Owned Real Property"). The legal description of each parcel of real property leased by Anderson is also set forth in the Disclosure Letter under the heading of "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Anderson shall update the Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."

            (b) There is no pending action involving Anderson as to the title of or the right to use any of the Real Property.

            (c) Anderson has no interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

                                     Ex. 10(h)-14

            (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

            (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Anderson, threatened, with respect to any such building, structure or improvement. The Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities. The Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

            (f) Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the Owned Real Property, Anderson has, and at the Closing Date will have, good and marketable title to the Owned Real Property.

            (g) Anderson has not caused or allowed the generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance with all applicable federal, state and local laws and regulations. "Toxic Substance" means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

            (h) Except as disclosed in the Disclosure Letter, there are no underground storage tanks located on, in or under any Owned Real Property. Anderson does not own or operate any underground storage tank at any Leased Real Property.

            (i) The Real Property is not "property" within the definition of Indiana Code 13-11-2-174. Anderson is not required to provide a "disclosure document" to First Merchants and Pendleton as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. Section 13-25-3-1 ET SEQ.).

            (j) There are no mechanic's or materialman's liens against the Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Real Property in respect of which liens may or could be filed against the Real Property.

                                     Ex. 10(h)-15

     5.22. BROKER'S OR FINDER'S FEES. Except as set forth in the Disclosure Letter, no agent, broker or other person acting on behalf of Anderson or under any authority of Anderson is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto, other than attorneys' or accountants' fees, in connection with any of the transactions contemplated by this Agreement.

     5.23. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Anderson contained in this Section 5 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     5.24. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Anderson and all directors, officers and employees of Anderson shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally caused either by action or inaction.

                                     SECTION 6
                                REPRESENTATIONS AND
                           WARRANTIES OF FIRST MERCHANTS

     First Merchants represents and warrants to Anderson with respect to itself and Pendleton as follows:

     6.01. ORGANIZATION AND QUALIFICATION. First Merchants is a corporation organized and existing under the laws of the State of Indiana, and Pendleton is a state bank duly organized and validly existing under the laws of the State of Indiana. First Merchants and Pendleton have the power and authority (corporate and other) to conduct their respective businesses in the manner and by the means utilized as of the date hereof.

     6.02.  AUTHORIZATION.

            (a) First Merchants and Pendleton have the corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder subject to certain required regulatory approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and Pendleton, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor's rights.

            (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under First Merchant's or Pendleton's Articles of Incorporation or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any

                                     Ex. 10(h)-16
     federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which First Merchants or Pendleton is subject or bound, the result of which would materially affect the business or financial condition of First Merchants; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of First Merchants or Pendleton; (iv) terminate or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or Pendleton is a party or by which First Merchant or Pendleton is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants or Pendleton is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.

            (c) Other than in connection or in compliance with the provisions of applicable federal and state securities laws, and applicable Indiana and federal banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants and Pendleton of the transactions contemplated by this Agreement.

     6.03.  CAPITALIZATION.

            (a) As of June 30, 1998, First Merchants had 20,000,000 shares of common stock authorized, no par value, of which 6,697,656 shares were issued and outstanding. The shares of common stock are validly issued, fully paid and nonassessable. Such issued and outstanding shares of First Merchants common stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonasssessable and have not been issued in violation of any preemptive rights of any shareholders.

            (b) First Merchants has 500,000 shares of Preferred Stock authorized, no par value, no shares of which have been issued and no commitments exist to issue any of such shares.

            (c) The shares of First Merchants' common stock to be issued pursuant to the Merger will be fully paid, validly issued and nonassessable.

            (d) As of June 30, 1998, Pendleton had 114,000 shares of common stock authorized, $10 par value per share, of which 114,000 shares were issued and outstanding. Such issued and outstanding shares of Pendleton common stock are owned by First Merchants, have been duly and validly authorized by all necessary corporate

                                     Ex. 10(h)-17
     action of Pendleton, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Pendleton shareholders.

     6.04. ORGANIZATIONAL DOCUMENTS. The respective Articles of Incorporation or Association and By-laws of First Merchants and Pendleton in force as of the date hereof have been delivered to Anderson. The documents delivered by them represent complete and accurate copies of the corporate documents of First Merchants and Pendleton in effect as of the date of this Agreement.

     6.05. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by First Merchants or Pendleton to Anderson in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by First Merchants or Pendleton with respect to their businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and to the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     6.06. COMPLIANCE WITH LAW. Neither First Merchants nor Pendleton have engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of First Merchants, could result in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially adversely affect the business, prospects, condition (financial or otherwise) or results of operations of First Merchants. First Merchants and Pendleton possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. There are no agreements or understandings with, nor any orders or directives of, any regulatory agencies or government authorities, which would have a material adverse effect on the consolidated financial position of First Merchants. Pendleton has received no written inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act.

     6.07. FINANCIAL STATEMENTS. First Merchants' consolidated balance sheets as of the end of the three (3) fiscal years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. All required regulatory reports have been filed by First Merchants with its primary federal regulator during 1998, 1997, 1996 and 1995, and all of such reports are true,

                                     Ex. 10(h)-18
accurate and complete in all material respects and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

     6.08. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general, since June 30, 1998, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or can reasonably be expected to occur, which materially adversely affect First Merchants consolidated business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, First Merchants business, on a consolidated basis, to be conducted in a materially less profitable manner than prior to June 30, 1998.

     6.09. FIRST MERCHANTS SECURITIES AND EXCHANGE COMMISSION FILINGS. First Merchants has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including First Merchants' Annual Report on Form 10-K for the year ended December 31, 1997, and Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, copies of which have previously been delivered to Anderson.

     6.10 LITIGATION AND PENDING PROCEEDINGS. There are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of First Merchants threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting First Merchants or its business, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the recission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to First Merchants as a result of an examination by any regulatory agency or body.

     6.11 YEAR 2000 COMPLIANCE. To the best knowledge of First Merchants, all computer software and hardware utilized by First Merchants is Year 2000 compliant, which, for purposes of this Agreement, shall mean that the data outside the range 1990-1999 will be correctly processed in any level of computer hardware or software, including, but not limited to, microcode, firmware, applications programs, files and databases. All computer software used by First Merchants is designed to be used prior to, during and after the calendar year 2000 A.D., and that such software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century.

     6.12. SEPARATE EXISTENCE OF THE CONTINUING BANK. First Merchants acknowledges that its present intention is to retain the Continuing Bank as a separate banking subsidiary of First Merchants for a period of five (5) years after the Effective Date.

     6.13. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of First Merchants and Pendleton contained in this Section 6 shall be true, accurate

                                     Ex. 10(h)-19
and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     6.14. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and Pendleton and all directors, officers and employees of First Merchants and Pendleton shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally caused either by action or inaction.

                                     SECTION 7
                               COVENANTS OF ANDERSON

     Anderson covenants and agrees with First Merchants and Pendleton as follows:

     7.01. SHAREHOLDER APPROVAL. Anderson shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Anderson at the earliest possible reasonable date. The Board of Directors of Anderson shall recommend to the shareholders of Anderson that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation. The Board of Directors of Anderson shall use its best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

     7.02. OTHER APPROVALS. Anderson shall proceed expeditiously, cooperate fully and use its best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     7.03.  CONDUCT OF BUSINESS.

            (a) On and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, Anderson shall not, without the prior written consent of First Merchants, (i) make any material changes in its capital structure; (ii) authorize a class of stock or, except upon the exercise of stock options disclosed pursuant to Section 5.03(b), issue, or authorize the issuance of, stock other than or in addition to the outstanding stock as set forth in
     Section 5.03 hereof; (iii) declare, distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; (iv) merge, combine or consolidate with or sell its assets or any of its securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract, agreement, understanding or arrangement or engage in any transaction, or acquire or dispose of any property or asset having a fair market value in excess of $10,000.00 (except for

                                     Ex. 10(h)-20
     personal or real property acquired or disposed of in connection with foreclosures on mortgages or enforcement of security interests and loans made or sold by Anderson in the ordinary course of business); (vi) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Anderson;
     (viii) execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or prfit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Anderson, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities; (ix) amend its Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former Anderson directors, officers or employees; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any common stock of Anderson; (xii) fail to make additions to Anderson's reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices;
     (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and
     (xiv) agree in writing or otherwise to take any of the foregoing actions.

            (b) Anderson shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

            (c) Anderson shall continue to give to First Merchants and Pendleton and their respective employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all its premises, properties, statements, books and records.

     7.04. PRESERVATION OF BUSINESS. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Anderson shall (a) carry on its business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business;
(b) use its best efforts to preserve its business organizations intact, to keep its present officers and employees and to preserve its present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything

                                     Ex. 10(h)-21
which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

     7.05 OTHER NEGOTIATIONS. Except with the prior written approval of First Merchants and Pendleton, on and after the date of this Agreement and until the Effective Date, Anderson shall not, and shall not permit or authorize its respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage, or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock), tender offer, acquisition of control of Anderson or similar transaction involving Anderson (all such transactions hereinafter referred to as "Acquisition Transactions"). Anderson shall promptly communicate to First Merchants and Pendleton the terms of any proposal, written or oral, which it may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussion with respect thereto. The above provisions of this Section 7.05 notwithstanding, nothing contained in this Agreement shall prohibit (i) Anderson from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of Anderson, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Anderson to fulfill their fiduciary duties and obligations to the Anderson shareholders and other constituencies under Indiana law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Anderson provides immediate written notice to First Merchants and Pendleton to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) notwithstanding the provisions of Section 7.01, the Board of Directors of Anderson from failing to make, withdrawing or modifying its recommendation to shareholders regarding the Merger following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Anderson, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Anderson to fulfill their fiduciary duties and obligations to the Anderson shareholders and other constituencies under Indiana law.

     7.06.  RESTRICTIONS REGARDING AFFILIATES.  Anderson shall, within thirty
(30) days after the date of this Agreement and promptly thereafter until the Effective Date to reflect any changes or upon the request of First Merchants, provide First Merchants with a list identifying each person who may reasonably be deemed to be an "affiliate" of Anderson within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"). Each director, executive officer and other person who is an "affiliate" of Anderson for purposes of the 1933 Act shall deliver to First Merchants, at least thirty-one (31) days prior to the Effective Date, a written agreement, in form and substance satisfactory to counsel to First Merchants, regarding compliance by each such person with (i) the provisions of such Rule 145, and (ii) the requirements of Accounting Principles Board Opinion No. 16

                                     Ex. 10(h)-22
regarding the disposition of shares (or reduction of risk with respect thereto) of Anderson common stock during the thirty (30) days preceding the Effective Date, or First Merchants common stock until such time as financial results covering at least thirty (30) days of post-Merger operations have been published.

     7.07. PRESS RELEASE. Anderson shall not issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants and Pendleton.

     7.08. DISCLOSURE LETTER UPDATE. Anderson shall promptly supplement, amend and update monthly and as of the Effective Date the Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

     7.09 CONFIDENTIALITY. Anderson shall use its best efforts to cause its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by it from First Merchants and Pendleton, unless such information (i) was already known to Anderson, (ii) becomes available to Anderson from other sources, (iii) is independently developed by Anderson, (iv) is disclosed outside of Anderson with and in accordance with the terms of prior written approval of First Merchants or Pendleton, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Anderson further agrees that in the event this Agreement is terminated, it will return to First Merchants and Pendleton all information obtained by Anderson regarding First Merchants and Pendleton, including all copies made of such information by Anderson. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     7.10 COOPERATION. Anderson shall generally cooperate with First Merchants and Pendleton and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (i) Anderson shall cooperate and assist First Merchants and Pendleton in preparation of and/or filing of all regulatory applications, the registration statement for registration of First Merchants' shares, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (ii) Anderson shall furnish First Merchants and Pendleton with all information concerning itself that First Merchants and Pendleton may request in connection with the preparation of the documentation referenced above. Prior to the Closing (as defined in Section 12 hereof), Anderson agrees to disclose to First Merchants and Pendleton any fact or matter that comes to the attention of Anderson that might indicate that any of the representations or warranties of Anderson may be untrue, incorrect, or misleading in any material respect.

     7.11. ENVIRONMENTAL REPORTS. Anderson, at its sole cost and expense, shall provide to First Merchants and Pendleton, as soon as reasonably practical, but not later than thirty (30)

                                     Ex. 10(h)-23
days after the date hereof, a copy of any and all environmental reports currently in Anderson's possession or which Anderson can obtain without undue effort on all real property owned, leased or operated by Anderson as of the date hereof (but excluding space in retail and similar establishments leased by Anderson for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). Anderson shall not be required by this Section 7.11 to cause any new environmental investigations to be conducted or environmental reports to be prepared. Should the cost of taking all remedial or other corrective actions and measures relating to real property owned, leased or operated by Anderson (i) required by applicable law or reasonable likely to be required by applicable law, or (ii) recommended or suggested by any report or reports as prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $100,000 as reasonably estimated by an environmental expert retained for such purpose by First Merchants and Pendleton and reasonably acceptable to Anderson, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then First Merchants shall have the right for a period of fifteen
(15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated to terminate this Agreement by providing written notice of such termination to Anderson.

     7.12. LETTER TO ANDERSON SHAREHOLDERS. Within five (5) business days after execution of this Agreement by Anderson, Pendleton and First Merchants, Anderson shall deposit in the United States mail a letter to each of the shareholders of record of Anderson as of the date of execution of this Agreement informing each shareholder about the execution of this Agreement and the proposed Merger. The terms of such letter to the shareholders of Anderson shall be in a form mutually agreed to by First Merchants, Pendleton and Anderson.

     7.13. EXERCISE OF OPTIONS. Anderson shall cause the stock options disclosed pursuant to Section 5.03(b) to be exercised and the related shares of Anderson common stock to be issued on or before the Effective Date. Anderson commits that no cash shall be paid to option holders in connection with the exercise of such options and that immediately prior to the effective time of the Merger, Anderson will have 612,434 shares of common stock outstanding.

                                     SECTION 8
                     COVENANTS OF FIRST MERCHANTS AND PENDLETON

     First Merchants and Pendleton covenant and agree with Anderson as follows:

     8.01. APPROVALS. First Merchants and Pendleton shall proceed expeditiously, cooperate fully and use their best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. First Merchants and Pendleton shall provide Anderson with copies of proposed regulatory filings in connection with the Merger and afford Anderson the opportunity to offer comment on the filings before filing.

                                     Ex. 10(h)-24

The approval of the shareholders of First Merchants of the transactions contemplated by this Agreement is not required.

     8.02. PENDLETON SHAREHOLDER APPROVAL. First Merchants, as the sole shareholder of Pendleton, shall approve the Merger and the terms of this Agreement as required by law.

     8.03. EMPLOYEE BENEFIT PLANS. No later than January 1, 2000, First Merchants will permit Anderson employees to participate in any tax-qualified retirement plan First Merchants maintains for its employees, provided that such an employee meets the applicable participation requirements, in lieu of Anderson's current tax-qualified retirement plan(s). Until that time, Anderson's current tax-qualified retirement plan(s) will be maintained at the same level, with respect to benefit accruals, provided for on the Effective Date. Following the Effective Date, Anderson employees will otherwise participate in employee benefit plans that in the aggregate are substantially comparable to the employee benefit plans provided to those employees by Anderson on the Effective Date. Each Anderson employee who is still employed by Anderson on the Effective Date and is a participant in the Anderson 401(k) plan shall be fully vested with respect to all contributions made by or on behalf of such employee under the Anderson 401(k) plan. For purposes of determining an Anderson employee's eligibility and vesting service under a First Merchant's employee benefit plan that the employee is permitted to enter, service with Anderson will be treated as service with First Merchants; provided, however, that service with Anderson shall not be treated as service with First Merchants for purposes of benefit accrual under First Merchants' defined benefit pension plan. In addition, service with Anderson will be counted for seniority purposes for determining applicable vacation time, sick days, and years of service awards with First Merchants.

     8.04. FIRST MERCHANTS' BOARD OF DIRECTORS. In connection with the first annual meeting of the shareholders of First Merchants following the Effective Date, First Merchants shall cause all necessary action to be taken to cause the current Chairman of the Board of Anderson, James F. Ault, to be nominated for election as a member of the First Merchants' Board of Directors for a three
(3)-year term.

     8.05. PRESS RELEASE. Except as required by law, neither First Merchants nor Pendleton shall issue any press release to any national wire service relating solely to the Merger without the prior approval of Anderson.

     8.06. CONFIDENTIALITY. First Merchants and Pendleton shall, and shall use their best efforts to cause their respective officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from Anderson, unless such information (i) was already known to First Merchants or Pendleton, (ii) becomes available to First Merchants or Pendleton from other sources, (iii) is independently developed by First Merchants or Pendleton, (iv) is disclosed outside of First Merchants or Pendleton with and in accordance with the terms of prior written approval of Anderson, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants and Pendleton further agree that in the event this Agreement is terminated, they will return to Anderson all information obtained by First

                                     Ex. 10(h)-25

Merchants and Pendleton regarding Anderson, including all copies made of such information by First Merchants and Pendleton. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     8.07. ANDERSON EMPLOYEES. On or before the Effective Date, it is First Merchants' present intention to offer to employ all employees of Anderson, who are currently actively employed by Anderson, a position either at the Anderson Community Banking Centers of the Continuing Bank or some other position within the First Merchants organization commencing on the Effective Date; provided such Anderson employees satisfy all employment application and qualification requirements applicable to all prospective First Merchants employees. In the event any offer of employment by First Merchants is accepted by any Anderson employees, First Merchants shall not be obligated to continue any employment relationship with any former Anderson employee for any specific period of time and such former Anderson employees shall be employees at will with First Merchants. This Section 8.07 expresses the current intentions of First Merchants with respect to the employees of Anderson, but shall not be construed as a binding obligation of First Merchants or a guarantee of employment of all Anderson employees.

     8.08.  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

     (a) After the Effective Date, First Merchants and Pendleton shall indemnify, defend and hold harmless the present and former officers and directors of Anderson against all losses, expenses, claims, damages and liabilities arising out of actions or omissions (arising from their present or former status as officers or directors) occurring on or prior to the Effective Date to the full extent permitted under the applicable provisions of Indiana law and under the articles of incorporation and bylaws of Anderson, as in effect on the date hereof.

     (b) If, after the Effective Date, First Merchants or Pendleton or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of First Merchants and/or Pendleton shall assume the obligations set forth in this Section 8.08.

     8.09 ACCESS. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as provided herein, First Merchants and Pendleton shall continue to give Anderson and its employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all its premises, properties, statements, books and records.

                                     Ex. 10(h)-26

                                     SECTION 9
                         CONDITIONS PRECEDENT TO THE MERGER

     The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

     9.01. SHAREHOLDER APPROVAL. The shareholders of Anderson shall have approved, ratified and confirmed this Agreement as required by applicable law. First Merchants, as the sole shareholder of Pendleton, shall have approved, ratified and confirmed this Agreement as required by applicable law.

     9.02. REGISTRATION STATEMENT EFFECTIVE. First Merchants shall have registered its shares of common stock to be issued to shareholders of Anderson in accordance with this Agreement with the Securities and Exchange Commission pursuant to the 1933 Act, and all state securities and "blue sky" approvals and authorizations required to offer and sell such shares shall have been received by First Merchants. The registration statement with respect thereto shall have been declared effective by the Securities and Exchange Commission and no stop order shall have been issued or threatened.

     9.03. TAX OPINION. The parties shall have obtained an opinion of counsel, which shall be in form and content satisfactory to counsel for all parties hereto, to the effect that the Merger effected pursuant to this Agreement shall constitute a tax-free transaction (except to the extent cash or boot is received) to each party hereto and to the shareholders of each party. Such opinion shall be based upon factual representations received by such counsel from the parties, which representations may take the form of written certifications.

     9.04. AFFILIATE AGREEMENTS. First Merchants shall have obtained (a) from Anderson, a list identifying each affiliate of Anderson and (b) from each affiliate of Anderson, the agreements contemplated by Section 7.06 hereof.

     9.05. REGULATORY APPROVALS. The FDIC and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

     9.06. OFFICER'S CERTIFICATE. First Merchants, Pendleton and Anderson shall have delivered to each other a certificate signed by their Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all the representations and warranties of their respective entities are true, accurate and correct on and as of the Effective Date; (b) all the covenants of their respective entities have been complied with from the date of this Agreement through and as of the Effective Date; and (c) their respective entities have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

                                     Ex. 10(h)-27

     9.07. FAIRNESS OPINION. Anderson shall have obtained an opinion from an investment banker of its choosing to the effect that the terms of the Merger are fair to the shareholders of Anderson from a financial viewpoint. Such opinion shall be (a) in form and substance reasonably satisfactory to Anderson, (b) dated as of a date not later than the mailing date of the Proxy Statement relating to the Merger and (c) included in the Proxy Statement.

     9.08. POOLING OF INTERESTS. First Merchants and Pendleton shall have obtained from their independent accountants, Olive, LLP, a letter stating that, based upon their review of such documents and information which they deemed relevant, such firm is currently unaware of any reason why the Merger cannot be accounted for as a "pooling of interests."

     9.09. NO JUDICIAL PROHIBITION. Neither Anderson, Pendleton nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     9.10. OTHER CONSENTS AND APPROVALS. All consents and other approvals required for the transfer of any contracts, agreements, leases, loans, etc. as a result of the Merger shall have been obtained.

                                     SECTION 10
                               TERMINATION OF MERGER

     10.01. MANNER OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants or Pendleton to Anderson or by Anderson to First Merchants and Pendleton:

            (a) By Anderson, First Merchants or Pendleton, if there has been a material misrepresentation, a breach of warranty or a failure to comply with any covenant on the part of any party in the representations, warranties, and covenants set forth herein; provided that Anderson shall have no right to terminate for its own default, that First Merchants shall have no right to terminate for its own default or a default by Pendleton, and that Pendleton shall have no right to terminate for its own default or a default by First Merchants;

            (b) By Anderson, First Merchants or Pendleton, if it shall determine in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of commencement or threat of material litigation or proceedings against any of the parties;

            (c) By Anderson, if the financial condition, business, assets, or results of operations of First Merchants shall have been materially and adversely changed from that in existence at June 30, 1998, or by First Merchants or Pendleton, if the financial condition, business, assets, or results of operations of Anderson shall have been materially and adversely changed from that in existence at June 30, 1998;

                                     Ex. 10(h)-28

            (d) By Anderson, First Merchants or Pendleton, if the transaction contemplated herein has not been consummated by April 30, 1999 (provided that if Anderson is the terminating party that it is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if First Merchants is the terminating party that neither it nor Pendleton is then in material breach of any representation, warranty, covenant or other agreement contained herein, or if Pendleton is the terminating party that neither it nor First Merchants is then in material breach of any representation, warranty, covenant or other agreement contained herein);

            (e) By First Merchants or Pendleton if any of the items, events or information set forth in any update to the Disclosure Letter has had or may have a material adverse effect on the financial condition, results of operations, business, or prospects of Anderson;

            (f) By First Merchants, Pendleton or Anderson if, in the opinion of counsel to First Merchants and Pendleton or to Anderson, the Merger will not constitute a tax-free reorganization under the Code;

            (g) By First Merchants if the Merger cannot be accounted for as a "pooling of interests";

            (h) By Anderson, (i) if First Merchants or any of its subsidiary banks (including Pendleton) is acquired by a third party in a merger, consolidation, share exchange, stock transaction or asset transaction, (ii) if First Merchants enters into an agreement containing the terms and conditions of such a transaction, or (iii) if the terms and conditions of such a transaction involving First Merchants or any of its subsidiary banks (including Pendleton) are publicly disclosed;

            (i) By First Merchants pursuant to its termination rights set forth in Section 7.11 hereof;

            (j) By Anderson, if the appropriate discharge of the fiduciary duties of the Board of Directors of Anderson consistent with Section 7.05 requires that Anderson terminate this Agreement;

            (k) By First Merchants or Pendleton if it receives written notice under Section 7.05 that Anderson intends to furnish information to or enter into discussions or negotiations with a third party in connection with a proposed Acquisition Transaction, if Anderson fails to give any such written notice as required in Section 7.05 or if Anderson's Board of Directors fails to make, withdraws or modifies its recommendation to Anderson shareholders to vote in favor of the Merger following receipt of a proposal for an Acquisition Transaction; or

            (l) By either party (provided that the terminating party is not then in

                                     Ex. 10(h)-29
     material breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement.

            10.02. EFFECT OF TERMINATION. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of
     Section 10.01 hereof, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.01(a) hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by First Merchants or Pendleton in accordance with Section 10.01(k) or by Anderson in accordance with Section 10.01(j), Anderson shall pay First Merchants the sum of Seven Hundred Fifty Thousand Dollars ($750,000) as liquidated damages. Such liquidated damages shall be in lieu of cost, expenses and damages otherwise recoverable under the first sentence of this Section
     10.02. Such payment shall be made within ten (10) days of the date of notice of termination. Anderson acknowledges the reasonableness of such amount in light of the considerable time and expense invested and to be invested by First Merchants and its representatives in furtherance of the Merger. Such amount was agreed upon by First Merchants and Anderson as compensation to First Merchants for its time and expense and not as a penalty to Anderson, it being impossible to ascertain the exact value of the time and expense to be invested. First Merchants shall also be entitled to recover from Anderson its reasonable attorney fees incurred in the enforcement of this Section.

                                     SECTION 11
                              EFFECTIVE DATE OF MERGER

     Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Anderson with and into Pendleton as filed with the Secretary of State of the State of Indiana (the "Effective Date"). The Effective Date shall occur no later than the last business day of the month in which any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires.

                                     Ex. 10(h)-30

                                     SECTION 12
                                      CLOSING

     12.01. CLOSING DATE AND PLACE. The closing of the Merger (the "Closing") shall take place at the main office of First Merchants on the Effective Date or at such other place as mutually agreed to by First Merchants, Pendleton and Anderson.

     12.02. ARTICLES OF MERGER. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

     12.03. OPINIONS OF COUNSEL. At the Closing, Anderson shall deliver an opinion of its counsel, Leagre, Chandler & Millard, to First Merchants, and First Merchants and Pendleton shall deliver an opinion of their counsel, Bingham Summers Welsh & Spilman, to Anderson, dated as of the date of the Closing. The form of such opinions shall be as mutually agreed to by the parties hereto and their respective counsel.

                                     SECTION 13
                                   MISCELLANEOUS

     13.01. EFFECTIVE AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions thereof shall inure to the benefit of any other person, firm, or corporation whomsoever, except as expressly applied to the current and former officers and directors of First Merchants, Pendleton and Anderson and their beneficiaries. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

     13.02. WAIVER; AMENDMENT.

            (a) First Merchants, Pendleton and Anderson may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of any other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by any other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

            (b) Notwithstanding the prior approval by the shareholders of Anderson, this Agreement may be amended, modified or supplemented by the written agreement of Anderson, Pendleton and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall result

                                     Ex. 10(h)-31
in a decrease in the consideration specified in Section 3 hereof or shall materially adversely affect the rights of the shareholders of Anderson without the further approval of such shareholders.

     13.03. NOTICES. Any notice required or permitted by this Agreement shall be deemed to have been duly given if delivered in person, receipted for or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to First Merchants and Pendleton:    With a copy to:

     200 E. Jackson Street, Box 792          Bingham Summers Welsh & Spilman
     Muncie, IN  47305                       2700 Market Tower
     Attn:  Stefan S. Anderson,              10 West Market Street
       Chairman and Chief Executive          Indianapolis, Indiana  46204-2982
       Officer                               Attn:  David R. Prechtel, Esq.

     If to Anderson:                         With a copy to:

     19 West 10th Street                     Leagre, Chandler & Millard
     Anderson, IN  46016                     9100 Keystone Crossing, Suite 800
     Attn:  James F. Ault, Chairman          Indianapolis, Indiana  46240
     Attn:  Michael L. Baker                 Attn:  John R. Zerkle, Esq.

or to such substituted address as any of them have given to the other in writing.

     13.04. HEADINGS. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

     13.05. SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

     13.06. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

     13.07. GOVERNING LAW. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana.

                                     Ex. 10(h)-32

     13.08. ENTIRE AGREEMENT. This Agreement supersedes any other agreement, whether oral or written, between First Merchants, Pendleton and Anderson relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

     13.09. EXPENSES. First Merchants, Pendleton and Anderson shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the cost of the fairness opinion referenced in Section 9.07 shall be borne by Anderson whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     13.10 SURVIVAL OF COVENANTS. The provisions of Sections 7.09, 8.06, 10.02, 10.03, 13.09 and this Section 13.10 shall survive beyond the termination of this Agreement. The provisions of Sections 8.03, 8.04, 8.08, 13.09 and this
Section 13.10 shall survive beyond the Effective Date.

     IN WITNESS WHEREOF, First Merchants, Pendleton and Anderson have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.


                                        FIRST MERCHANTS CORPORATION
ATTEST:

/s/ Larry R. Helms                 By: /s/ Stefan S. Anderson
------------------------------          ---------------------------------------
Larry R. Helms, Secretary               Stefan S. Anderson, Chairman and Chief
                                        Executive Officer



                                        PENDLETON BANKING COMPANY
ATTEST:

/s/ Sherry Hazelbaker              By: /s/ Norman Locke
------------------------------          ---------------------------------------
Sherry Hazelbaker, Secretary            Norman Locke, President

     ANDERSON COMMUNITY BANK

ATTEST:

/s/ Michael E. Stephens            By: /s/ Michael L. Baker
------------------------------          ---------------------------------------
Michael E. Stephens, Secretary          Michael L. Baker, President
                                        and Chief Executive Officer

                                     Ex. 10(h)-33